Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration of Nexalin Technology, Inc. (the “Company”) on Form S-1 (No. 333-283960 and 333-279684) and on Form S-3 (No. 333-286711) of our report dated March 14, 2025, with respect to the consolidated financial statements of Nexalin Technology, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Marlton, New Jersey

March 25, 2026